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                                                                   Exhibit 99.1



               JB OXFORD REPORTS SECOND QUARTER FINANCIAL RESULTS

LOS ANGELES - August 14, 2003 - JB Oxford Holdings, Inc. (Nasdaq: JBOH), which through its JB Oxford & Company subsidiary is a leading provider of discount brokerage services to clients nationwide, reports results for the second quarter ended June 30, 2003, and reiterates its commitment to creating shareholder value while providing exceptional personal service to customers.

         "The second quarter of 2003 has continued to present difficult challenges to market investors and brokerage and financial service firms alike, though we are pleased to see an increase in commission revenue both year to year and in consecutive quarters," said Chairman and Chief Executive Officer C.L. Jarratt. "Our expense reduction plan is working, with operating expenses and losses showing a significant reduction from the first half of last year. While we will always look at ways to further reduce expenses without sacrificing our commitment to customer service, our primary focus remains on long-term opportunities, and to that end we continue to seek acquisition opportunities in the financial arena, as well as ways to enhance our customer experience, both directly and on the internet," added Mr. Jarratt.

Financial Results

         Revenues totaled $5.0 million in this year's second quarter, compared with $6.0 million a year ago. Commission revenue was $2.1 million in the second quarter 2003 versus $1.7 million in the year-ago second quarter. Second quarter interest revenue was $1.4 million, compared with $2.4 million in 2002 due to lower balances in 2003 compared to 2002. Trading revenue was $707,196 in the second quarter 2003 versus $389,289 a year ago, due to increased trading activity on both retail order flow and proprietary trading. Revenue from clearing for correspondents was $647,526 in the second quarter 2003 versus $1.2 million in the year-ago quarter.

         Expenses were $7.6 million in the second quarter 2003, versus $11.2 million a year ago, reflecting primarily management's concerted cost-control measures. Second quarter operating loss (excluding taxes) totaled $2.6 million in 2003 versus $5.2 million in 2002. The second quarter net loss totaled $1.8 million or ($1.19) per share in 2003 versus $3.5 million or ($2.47) per diluted share in 2002. Common stock equivalents have been excluded, as inclusion would reduce loss per share or be antidilutive. Per share amounts have been adjusted to reflect the 1 for 10 reverse stock split effected in October 2002. The net loss for the second quarter includes a one-time charge of $1.25 million related to abandonment of leased property acquired in a recent acquisition.

         Revenues for the first six months of 2003 totaled $10.0 million versus $11.2 million in the year-ago first half. Commission revenue was $4.1 million for the 2003 first half versus $3.7 million a year ago. First-half interest revenue was $2.9 million in 2003 versus $4.3 million in 2002, while revenue from trading was $1.3 million versus $741,988. Revenue from correspondent clearing was $1.4 million in the first half of 2003 versus $2.0 million in the comparable 2002 period.

         Expenses for the first half of 2003 were $13.6 million versus $17.0 million in the 2002 first half, due primarily to management's cost containment strategies. The operating loss for the period was $3.6 million in 2003 versus $5.8 million in the year-ago period. The first-half net loss was $2.5 million or ($1.64) per share in 2003 versus $3.9 million or ($2.78) per diluted share in 2002. Common stock equivalents have been excluded, as inclusion would reduce loss per share or be antidilutive. Per share amounts have been adjusted to reflect the 1 for 10 reverse stock split effected in October 2002.
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About JB Oxford Holdings, Inc.

         JB Oxford Holdings, Inc. (Nasdaq: JBOH), through its JB Oxford & Company subsidiary, provides discount brokerage services with access to personal brokers, online trading and cash management. The company's one-stop financial destination at www.jboxford.com was developed to be the easiest, most complete way for consumers to manage their money. The site features online trading, robust stock screening and portfolio tracking tools as well as up-to-the-minute market commentary and research from the world's leading content providers. JB Oxford has branches in New York, Minneapolis and Los Angeles.

         This press release contains statements that are forward-looking and comments on outlook. Any number of events may occur which would affect important factors in this analysis and materially change expectations. These factors include but are not limited to known and unknown risks, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment. For a description of the foregoing and other factors, investors and others should refer to the company's filings with the SEC, including its annual report on Form 10-K for the year ended Dec. 31, 2002; its quarterly reports on Form 10-Q; and other periodic filings. JB Oxford undertakes no obligation to update the forward-looking statements contained herein to reflect changed events or circumstances after today's date.

                             FINANCIAL TABLES FOLLOW



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                            JB Oxford Holdings, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                         For the three months ended          For the six months ended
                                                  June 30,                           June 30,
                                      ---------------------------------  ---------------------------------
                                           2003             2002              2003             2002
                                      ---------------- ----------------  ---------------- ----------------
Revenues
     Commissions                          $2,119,434       $1,699,521        $4,132,050       $3,725,463
     Interest                              1,406,877        2,418,353         2,929,189        4,320,926
     Trading                                 707,196          389,289         1,268,188          741,988
     Clearing                                647,526        1,156,487         1,436,909        1,975,130
     Other                                   165,153          298,083           269,175          474,347
                                      ---------------- ----------------  ---------------- ----------------
         Total revenues                    5,046,186        5,961,733        10,035,511       11,237,854
                                      ---------------- ----------------  ---------------- ----------------
Expenses
     Salaries                              1,739,894        2,104,388         3,674,633        4,279,693
     Clearing                                259,497          225,036           518,047          410,663
     Communications                          517,317          644,449         1,060,573        1,426,573
     Occupancy                             1,082,950        1,538,701         2,226,261        2,696,169
     Interest                                318,097          613,039           651,592        1,149,557
     Data processing                         574,197          504,202         1,106,596          973,347
     Professional                            720,328          973,026         1,311,395        1,695,757
     Promotional                              54,022          712,410           120,086        1,126,024
     Bad Debts                                19,499           91,373            35,077          155,705
     Other                                 2,336,206        3,763,250         2,908,732        3,150,383
                                      ---------------- ----------------  ---------------- ----------------
         Total expenses                    7,622,007       11,169,874        13,612,992      17,063,871
                                      ---------------- ----------------  ---------------- ----------------
Loss before taxes                         (2,575,821)      (5,208,141)       (3,577,481)      (5,826,017)
Income tax benefit                          (789,344)      (1,690,000)       (1,109,733)      (1,900,000)
                                      ---------------- ----------------  ---------------- ----------------
Net loss                                 $(1,786,477)     $(3,518,141)      $(2,467,748)     $(3,926,017)
                                      ================ ================  ================ ================
Earnings per share:
    Basic                                     $(1.19)          $(2.47)           $(1.64)          $(2.78)
    Diluted*                                  $(1.19)          $(2.47)           $(1.64)          $(2.78)
Shares outstanding:
    Basic                                  1,506,695        1,424,184         1,506,434        1,410,242
    Diluted                                1,709,889        2,199,879         1,709,643        2,193,811

*Common stock equivalents have been excluded for the earnings per share computation, as inclusion would reduce loss per share or be antidilutive.

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                            JB Oxford Holdings, Inc.
                      SELECTED CONSOLIDATED BALANCE SHEETS

                                                                         June 30, 2003      Dec. 31, 2002
                                                                          (unaudited)         (audited)
                                                                       ------------------ ------------------

Assets
  Cash and cash equivalents                                                  $2,889,084        $5,579,755
  Cash and securities purchased under agreements to resell,
      segregated under federal and other regulations                        153,286,357       146,180,567
  Receivable from broker-dealers and clearing organizations                  21,675,166         8,349,233
  Receivable from customers                                                  63,808,383        82,418,263
  Other receivables                                                             789,509           950,278
  Marketable securities owned, at market value                                  264,478           629,083
  Note receivable                                                             2,500,000         2,500,000
  Furniture, equipment and leasehold improvements                             2,079,637         2,624,147
  Income taxes receivable                                                     1,179,178         3,742,244
  Deferred income taxes                                                         982,019         1,862,019
  Clearing deposits                                                           7,371,000         4,509,266
  Intangible assets                                                           4,015,677         4,756,918
  Other assets                                                                  667,495           484,872
                                                                       ------------------ ------------------
   Total assets                                                            $261,507,983      $264,584,645
                                                                       ================== ==================
Liabilities and shareholders' equity
  Liabilities
    Payable to broker-dealers and clearing organizations                     30,515,225        38,813,043
    Payable to customers                                                    200,106,325       193,595,006
    Securities sold, not yet purchased; at market value                         673,935           138,484
    Accounts payable and accrued liabilities                                  8,006,849         7,507,410
    Loans from shareholders                                                   5,418,696         5,418,696
    Notes payable                                                             2,889,375         2,889,375
                                                                       ------------------ ------------------
  Total liabilities                                                         247,610,405       248,362,014
                                                                       ------------------ ------------------
  Commitments and contingent liabilities
  Shareholders' equity
    Common stock ($.01 par value 100,000,000 shares authorized;
       1,589,939 shares issued)                                                  15,899            15,899
    Additional paid-in capital                                               17,496,396        17,496,396
    Retained earnings (deficit)                                              (1,943,874)        1,329,564
    Treasury stock (83,244 and 130,494 shares, at cost)                      (1,670,843)       (2,619,228)
                                                                       ------------------ ------------------
  Total shareholders' equity                                                 13,897,578        16,222,631
                                                                       ------------------ ------------------
  Total liabilities and shareholders' equity                               $261,507,983      $264,584,645
                                                                       ================== ==================


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